Exhibit (a)(1)(L)
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FOR IMMEDIATE RELEASE                        CONTACT: Ellen Beth Van Buskirk
                                                      L'OREAL USA, INC.
                                                      (212) 984-4528



                L'OREAL USA EXTENDS TENDER OFFER FOR CARSON, INC.

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                      NEW EXPIRATION DATE IS JULY 14, 2000

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NEW YORK (June 30, 2000) - L'Oreal USA, Inc., formerly known as Cosmair, Inc.,

announced today that it has extended the expiration date for its cash tender offer for all outstanding Class A common stock of Carson, Inc. (NYSE: CIC), at

$5.20 net per share. The new expiration date is Friday, July 14, 2000 at 5:00

p.m. EST.



As of the close of business on Thursday, June 29, approximately 8.9 million shares of Carson's Class A common stock had been tendered, representing approximately 53 percent of the outstanding Carson common stock on a fully diluted basis.



L'Oreal USA has recently completed responding to a request for additional information issued by the Department of Justice Antitrust Division.



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